Exhibit 10.1

January 19, 2007

Mr. Kenneth M. Bate

33 Middle Street

Concord, MA 01742

Dear Ken:

On behalf of the Board of Directors of NitroMed, Inc. (the “Company”), I am very pleased to formally offer you the position of President and Chief Executive Officer.  The purpose of this letter is to summarize the terms of our offer. All of the compensation described in this letter will be subject to applicable withholdings.

Commencing as of the Effective Date, your semi-monthly salary will be $16,042, annualized at a rate of $385,000. Your performance and salary will be reviewed annually and your salary may be adjusted in accordance with normal business practices and at the sole discretion of the Board of Directors.  Your Effective Date for this position is January 19, 2007.

You may be eligible for a discretionary award of up to 50% of your annualized base salary.  The bonus award, if any, will be based on both individual and corporate performance and will be determined by the NitroMed Compensation Committee in its sole discretion.  In any event, you must be an active employee of the Company on the date the bonus is distributed in order to be eligible for a bonus award.

While you remain working for NitroMed, you will continue to be eligible to receive benefits in accordance with the benefit plans in which the Company participates, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs.  Such benefits may include: participation in group medical and dental insurance programs, term life insurance, vacation, holidays, sick time, long-term disability insurance, participation in the Company’s 401(k) plan, and others.  NitroMed of course reserves the right on a prospective basis to modify, change or eliminate its Compensation, Bonus or Benefit programs, at the Company’s sole discretion.

You will continue to be eligible to participate in the Company’s stock option program.  Subject to approval by the Compensation Committee of the Board of Directors, the Company will grant to you an option to purchase 500,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, combinations, or other recapitalizations) which will vest (i.e., become exercisable) over four years in equal annual installments as long as you remain in the employ of the Company.  The price at which the stock closes on the grant date of such award will be the exercise price of these options.  These options will be awarded in accordance with the terms and conditions of NitroMed’s Amended and Restated 2003 Stock Incentive Plan.

You will continue to be bound by the terms of the Company’s Invention, Non-Disclosure and Non-Compete Agreements, previously signed by you.

A separate change in control agreement will be provided to you that includes details relative to key definitions, terms and benefits.  In addition, the Company will execute a separate severance agreement with you, pursuant to which you will be entitled to receive severance benefits commensurate with or more favorable than the benefits afforded those employees who participate in the Company’s Executive Severance Benefit Plan, in accordance with the provisions set forth in that plan.  Please note that the severance agreement will not address severance benefits in connection with a change in control, which will be addressed separately in an individual change in control agreement, as referenced above.

You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.  Please note that this offer letter is your formal offer of appointment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company.  The resolution of any disputes under this letter will be governed by Massachusetts law.

If this letter correctly sets forth the terms under which you will be employed in this new role by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me.

On behalf of NitroMed, Inc.,

/s/ Argeris Karabelas

Argeris Karabelas
Chairman
Board of Directors

The foregoing correctly sets forth the terms of my at-will employment by NitroMed, Inc.

/s/ Kenneth M. Bate	Date:	1/19/07
Kenneth M. Bate